Crown Equity Holdings Inc. Announces Additional Resellers’ Agreements

LAS VEGAS, April 28, 2008 -- Crown Equity Holdings Inc. (OTC Bulletin Board: CRWE - News) announces today that its wholly-owned subsidiary, Crown Trading Systems, Inc. has entered into reselling agreements with 22 new vendors and one major distributer. These vendors include Adesso, Aluratek, Battery Tech, Borderware, CoPilot, Corel, Digi International, Drobo, eEye Digital Security, Emulex, Ericom, Fortinet, Freedom9, Server Life, Shuttle, Silex Technology America, SyAM Software, Targus, Trend Micro, Tripp Lite, Unotron and Uptime Devices. Crown Trading Systems has also reached a distribution agreement with DBL.

Crown Trading Systems is in the process of updating its websites to provide virtual store fronts where customers can purchase products from all of the above vendors and many others through Crown Trading Systems, http://www.crowntradingsystems.com and CTS Products, the Company's trade name, http://www.ctsproducts.com.

Crown Equity Holdings, through its wholly-owned subsidiary, Crown Trading Systems, Inc., designs and manufactures multi-monitor computer systems (http://www.youtube.com/watch?v=pLKmsJTLPtM) for financial traders, audio/video professionals and security surveillance specialists, as well as designing multi user computer systems (http://www.youtube.com/watch?v=FOq0yu6NG2o) capable of running up to 30 computer terminals from one computer host.

Crown Equity Holdings, Inc. assists and consults with companies interested in becoming publicly traded in the United States.

For further details, please visit the Company's website at http://www.crownequityholding.com.

For further information, please contact sales@crowntradingsystems.com.

Crown Equity Holdings Inc.
9680 W. Tropicana Ave. Ste. 117
Las Vegas NV 89147
702-448-1543
877-854-6797
702-943-0817 Fax
http://www.crownequityholding.com
http://www.crowntradingsystems.com
http://www.ctsproducts.com

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements and changing price and market conditions. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statements.